Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors,

Delta Petroleum Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-120924, 333-117694, 333-116111, 333-113766, 333-111883, 333-109792, 333-107147, 033-91452, 333-59898, 333-91930, 333-84642, 333-47414, and 333-33380) on Form S-3 and (Nos. 333-103585, 333-73324 and 333-108866) on Form S-8 of Delta Petroleum Corporation of our report dated April 6, 2005, with respect to the statement of oil and gas revenue and direct lease operating expenses of oil and gas properties as described in Note 1 of Manti Properties acquired by Delta Petroleum Corporation for the years ended June 30, 2004 and 2003 filed in the amended Current Report on Form 8-K/A of Delta Petroleum Corporation dated January 21, 2005.

Denver, Colorado

April 6, 2005